Exhibit 4.10

English Translation

Debt Assignment and Set-off Agreement

This Debt Assignment and Set-off Agreement (this “Agreement”) is entered into as of October 27, 2023, by and among Arthur Xiaobo Hong (ID Card number: ***, the “Transferor”), Chan Huang (ID Card number: *** (the “Transferee”) and Vipshop (China) Co., Ltd. (the “WFOE”)

WHEREAS, Arthur Xiaobo Hong and Chan Huang entered into an Equity Transfer Agreement dated October 27, 2023 (the “Equity Transfer Agreement”), pursuant to which the Transferor shall transfer its 33.3333% equity interest in Guangzhou Vipshop E-Commerce Co., Ltd. (the “VIE Company”) (representing RMB70 million of the registered capital of the VIE Company, the “Target Equity”) to the Transferee. Pursuant to the Equity Transfer Agreement, the total transfer consideration for the Target Equity shall be RMB70 million (the “Transfer Consideration”).

WHEREAS, the Transferor and the WFOE entered into a Loan Agreement (the “Loan Agreement”) dated July 13, 2017, which provides that the WFOE extended a loan to Arthur Xiaobo Hong in an amount of RMB70 million (the “Loan”).

NOW, THEREFORE, the Parties agree as follows:

1.

The Transferor agrees to transfer its obligation for the repayment of the Loan (and interest accrued thereon) to the Transferee, and the Transferee agrees to assume the obligation for the repayment of the Loan (and interest accrued thereon). As the consideration for the Transferee’s agreement to assume the Loan (and interest accrued thereon), the portion of the Transfer Consideration equal to the Loan (and interest accrued thereon) shall be deemed to have been paid by the Transferee to the Transferor. Upon the effectiveness of this Agreement, the Transferee shall become the borrower under the Loan Agreement, replacing the Transferor, repay the Loan (and interest accrued thereon) to the WFOE and perform all other obligations of the borrower under the Loan Agreement in accordance with the terms of the Loan Agreement.

2.	The WFOE, as the creditor of the Loan, has consented to the debt assignment set forth in Article 1.

3.	This Agreement shall automatically take effect upon the effectiveness of the Equity Transfer Agreement.

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(This page is the execution page of the Debt Assignment and Set-off Agreement. No text in this page.)

Arthur Xiaobo Hong		Chan Huang

By:	/s/ Arthur Xiaobo Hong	By:	/s/ Chan Huang

Vipshop (China) Co., Ltd.
(Seal)

/s/ Authorized Signatory